Exhibit (a)(12)

Change in Control Severance Plan

April 6th, 2010

Introduction
■ Your Board of Directors recognizes that Astellas’ Offer and the Company’s ongoing process to explore the availability of a transaction that reflects the full intrinsic value of the Company creates uncertainty for you and your families.
■ The Board has approved Change in Control Severance Plans for our US and
 UK employees in order to provide a measure of economic security to our employees, retain critical employees and maintain a stable work environment so that we can focus on executing on our key goals and priorities.
■ The benefits described in this presentation are a summary for employees in
 Grades 1-11 only and are qualified in their entirety by reference to the
 Company’s Change in Control Severance Plans, copies of which are available on our internal employee portal.

Change in Control Severance Plans
Eligible Employees
■ Employees eligible to participate in the US plan are
 – Employees who have committed to relocate to the
 Ardsley campus
 – Field Employees
■ Employees in the UK participate in a separate plan for
 UK employees

Change in Control Severance Plans
Components
■ Change in Control Equity Acceleration
■ Change in Control Severance Benefits

Change in Control Equity Acceleration
■ Available to all Eligible Employees based in both the US and the UK
■ 100% of an outstanding unvested equity award would
 accelerate (i.e. become fully vested) upon a Change in Control if the acquirer pays for OSI shares in cash or does not assume or provide a substitute for those awards
■ 100% of outstanding unvested equity awards would accelerate
 (i.e. become fully vested) if within 12 months after a Change in Control, the Eligible Employee is terminated without Cause or resigns with Good Reason

Change in Control Severance Benefits
■ Severance Benefits
 – Triggered if within 12 months after Change in Control an
 Eligible Employee is terminated without Cause or resigns with
 Good Reason
■ Consists of four main components:
 – Severance payment
 – Continued health insurance benefits (lump sum payment for
 UK employees)
 – Outplacement services
 – Reimbursement of certain legal expenses

Change in Control Severance Benefits
Severance Payments
■ Lump sum calculated as a multiple of monthly base salary ranging from
 3 months to 9 months, depending on grade level, plus 1 additional week for each year of service up to a maximum of 10 years of service
 – Grade based system is designed to provide an additional retention element for senior employees
 – UK employees are entitled to statutory notice period if that provides a greater benefit
■ For Eligible Employees who participate in the Discretionary Annual
 Corporate Bonus Plan, severance will include pro-rated annual target bonus
■ For participants in OSI Oncology Sales Incentive Plan, severance will include quarterly target bonus for quarter in which severance occurs

Change in Control Severance Payment
Grade	Severance Payment Calculation(1)	US Benefit Continuation(1) (2)
10 and 11	9 months	9 months
8 and 9	6 months	6 months
6 and 7	4 months	4 months
1 through 5	3 months	3 months
 (1) Plus, in each case, one additional week for each completed Year of Service (up to a maximum of 10 Years of Service)
 (2) UK employees receive payment in lieu of benefit continuation

Change in Control Severance Benefits
Non-Cash Benefits
■ Health Insurance
 – US employees receive continuation of health insurance benefits at the same cost to employee for the same period that severance calculation is made, followed by COBRA
 – UK employees receive a lump sum payment in lieu of benefit continuation
■ Outplacement Services
 – Grades 1-5: 2 day outplacement workshop
 – Grades 6-7: 1 month of outplacement services
 – Grades 8-9: 3 months of outplacement services
 – Grades 10-11: 6 months of outplacement services
■ Reimbursement of Legal Fees
 – All reasonable legal fees incurred to obtain or enforce any right or benefit under the Plans are eligible to be reimbursed

Change in Control Severance Benefits
Bonus Plan Termination
■ Bonus Plan Payment
 – In the event that the Discretionary Annual Corporate Bonus Plan is terminated within one year following a Change in Control and no replacement plan is provided
 ■ Eligible Employees will be entitled to receive a prorated annual target bonus
 ■ If such payment is made, generally no additional bonus payment will be included in severance

Additional Information
■ This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of any stockholder of OSI Pharmaceuticals,
 Inc.
■ In connection with the unsolicited tender offer commenced by Astellas, OSI has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (as amended, the “Schedule 14D-9”). STOCKHOLDERS OF OSI
 ARE URGED TO READ THE SCHEDULE 14D-9 AND OTHER
 DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR
 ENTIRETY BECAUSE THEY CONTAIN IMPORTANT
 INFORMATION. Stockholders may obtain a free copy of the Schedule 14D
 -9 and other documents filed by OSI with the SEC through the website maintained by the SEC at http://www.sec.gov. Stockholders may also obtain, without charge, a copy of the Schedule 14D-9 from MacKenzie
 Partners, Inc., OSI’s information agent, by calling 800-322-2885 toll free or by calling 212-929-5500 or by emailing osipharma@mackenziepartners.com.

Change in Control Severance Plan

April 6th, 2010